Exhibit 99.2

Bulldog Technologies Commences Production of Road BOSSTM Cargo Security Products

Richmond, British Columbia, Canada - January 26, 2004 - Bulldog Technologies Inc. (OTCBB: BLLD) is pleased to announce that its Road BOSSTM cargo security products are now in full production. The initial production run of 250 units will be limited to the Company's RB-200 Road BOSSTM model, a portable external double-attachment unit, designed to secure a container/tractor trailer while in transit. Foreseeson Technology Inc., an ISO-approved manufacturing facility in Richmond, British Columbia is manufacturing the Road BOSSTM units for Bulldog. This product is configured for use with a satellite asset management system or stand-alone pager. The RB-200 provides a visible theft deterrent and uses contact sensors on the locking rods of containers and trailers to monitor the opening of the doors.

Bulldog Technologies Inc. is pursuing various marketing initiatives to facilitate the distribution and sale of Road BOSSTM, and plans to commence production of its RB-100 Yard BOSSTM and RB-300 Road BOSSTM Internal products in the first quarter of calendar 2004.* The RB-100 Yard BOSSTM is a portable external security unit for containers/tractor trailers, providing yard security personnel with the ability to monitor the movement/tampering of stored trailers or containers. In addition to providing a visible theft deterrent, the Yard BOSSTM uses a motion sensor to detect unauthorized trailer/container entry. The Yard BOSSTM System protects trailers in storage yards/port facilities and provides the ability to monitor multiple containers without alerting would-be thieves to its presence. The RB-300 Road BOSSTM Internal is an internal unit utilizing magnetic contact sensors for securing roll-up and sliding doors in delivery vehicles. The RB-300 can be configured for use with existing satellite tracking systems or a stand-alone pager/receiver.

Bulldog Technologies Inc. is the developer of the Bulldog Online Security SystemTM, marketed under the name BOSSTM. The system is designed to prevent cargo theft from containers, tractor-trailers and cargo vans.

Additional information can be found at www.bulldog-tech.com.

/s/ John Cockburn
John Cockburn
President and Chief Executive Officer

Legal Note on Forward-Looking Statements

This news release may include statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release are marked by an asterisk (*). It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include general factors such as insufficient investor interest in the Company's securities, the impact of competitive products and pricing and general economic conditions as they affect the Company's prospective customers, and specific risks such as the uncertainty regarding market acceptance of the Company's products, reliance on third party manufacturers to produce the Company's products and technology, and the Company's ability to source product components in a timely manner. Readers should also refer to the risk disclosures outlined in the Company's amended current report on Form 8-K/A filed with the Securities and Exchange Commission on November 24, 2003